Exhibit 99.1

CITIZENS ANNOUNCES Q2 2020 FINANCIAL RESULTS

Year-over-year earnings per share improvement continues

Leveraging transformation momentum to successfully address customer needs through COVID-19

AUSTIN, TX – August X, 2020 – Citizens, Inc. (NYSE: CIA) today announced Q2 2020 financial results showing an earnings per share improvement of $0.07 over Q2 2019 on higher realized gains and expense management. New products, capabilities and practices stemming from accelerated transformation efforts support a new approach to serving customers while stabilizing the business in the midst of a global pandemic.

Financial highlights:

•	Net loss ($1.0) million or ($0.02) per share of Class A common stock—$0.07 per share improvement versus Q2 2019

•	Net gain before federal income taxes $0.4 million—up 113% on higher realized gains

•	Revenue up 3% on realized gains lifted by $3.1 million property write-down in the prior year

•	Total assets $1.8 billion—up 7% from the same period last year

•	$52 million in available cash and cash equivalents—up 52% over the same period last year

Geoffrey M. Kolander, President and CEO, said “Citizen’s year-over-year earnings per share trends improved in the second quarter. Through this unprecedented period, we have accelerated our transformation efforts to adapt and meet evolving customer needs. We are leveraging technology coupled with product and service changes. As a result, we are serving our customers in a whole new way while augmenting and improving how we operate. Despite the global economic challenges, we continue to grow stronger and improve our ability to create enduring value for all our stakeholders.”

J.D. “Chip” Davis Jr., Chairman of the board said “we are pleased with how quickly the team has adapted and implemented change to address customer needs and to deliver business results in this difficult environment. Previous transformation efforts established a strong foundation, and continuous improvement mindset underpinning the ability to accelerate the pace of change. Having a focused transformation agenda in place has enabled swift and decisive actions to successfully serve customers virtually. As a result of the business changes, we are seeing stability during a pandemic, and the Company is poised to maintain focus on a path to growth.

Transformation accelerates through the global pandemic

Our focus on transformation has fueled a mindset of continuous improvement and strengthened the capabilities of our team.

Our results were negatively impacted by the global COVID-19 pandemic. While it is difficult to quantify the full effect on the second quarter, the areas most impacted were our product sales, claims in our Home Service Insurance segment and net investment income. In response, we began accelerating operational changes that facilitate our ability to serve customers in a new way. These changes are helping Citizens to pivot during this global pandemic and position us to succeed in a continued virtual environment.

Operational Highlights:

•	Implemented virtual sales training for international agents

•	Prioritized lower face amount policy sales with reduced underwriting requirements

•	Discontinued and replaced old policies with excessive risk

•	Implemented multicurrency and digital payment options

•	Adopted new practices to virtually serve customers

•	Revised resource structure

•	Continued remote working arrangement

In our Life Insurance segment, the COVID-19 pandemic had a direct negative impact on first-year premiums. With many of our markets under strict quarantine controls, virtual sales practices were quickly implemented with hundreds of international agents going through virtual sales training to support growing customer needs. In June, a campaign testing a new virtual selling approach, strategically targeting lower face amount policies resulted in a higher number of new applications over the prior-year period.

As part of our strategic initiatives to improve our sales processes in our Life Insurance segment, we created an online portal allowing our international policyholders to pay their U.S. Dollar-denominated premiums in their local currencies beginning in May 2020. We charge a transaction fee to minimize currency fluctuations and exchange rate risks.

In our Home Service Insurance segment, we promptly discontinued products with excessive risk and quickly rolled out new policies offering value to the policyholder without disproportionate exposure to the Company. As a result of the economic shutdown and a pause in issuing new policies during the policy form revision, second-quarter sales declined versus last year. Our Home Service Insurance segment supports some of the hardest-hit markets in the country where policyholders’ demographics, coupled with a reduced ability to avoid an airborne contagion, had a negative impact on claims. Despite the significant increase in claims in this segment, we believe our risk was reduced due to the revised policies.

During the quarter, commission structures in our Home Service Insurance segment were revised to align with the adoption of new virtual business practices and better incentivize our agents. This segment is driven by agent sales and collections that historically have been conducted door-to-door. To safeguard the well-being of our colleagues and customers, new virtual business practices were implemented, which included expanding digital payment options. The combination of new tools and practices resulted in strong collections despite the global pandemic.

At the same time, we conducted a strategic review of our distribution channels in the Home Service Insurance segment. To align cost with performance, we began leveraging an independent agent model on August 1st, 2020. This structure aligns performance goals and underscores the importance of the agent’s role in developing and maintaining relationships with policyholders.

We continue to see quarantines and similar mandates in markets where we do business. We have adjusted our business operations and sales practices to enable the vast majority of our team to continue working remotely.

We do foresee some adverse impact to near-term sales activity, premiums, claims, policy benefits, invested assets and regulatory capital as a result of the COVID-19 pandemic; however, we believe that the operational changes that were implemented during the quarter improve our ability to serve customers, stabilize results and strengthen our foundation for the future. We continue to monitor the effect of COVID-19 on our business and may have to implement additional operational changes.

Second Quarter and Year-to-Date 2020 Financial Update

(compared with the same periods in 2019)

	Q2	YTD
Revenue performance	3%	(4%)
Net income (loss)	77%	45%
Net income (loss) before federal income taxes	113%	(37%)
Loss per share	77%	44%

First year premiums	(30%)	(11%)
Total Assets	7%	7%
Stockholders’ equity	23%	23%

Q2 Financial Highlights

•	Revenue up 3%— on realized gains lifted by $3.1 million property write-down in prior year

•	Expenses down 7%—on lower audit, consulting and general expenses

•	Total assets up 7%—$1.8 billion versus the same period last year

•	Stockholders’ equity increased 23%—on a change in unrealized gains on securities versus the same period last year

•	First-year premiums down 30%—(down 41% in the Life Insurance Segment) largely from the pandemic impact

Net loss improved by $0.07 per share—on higher revenue due to realized gains and lower costs benefitting from expense management.

Revenue improved by 3% on investment gains driven by a $3.1 million property write-down in the prior year, while life insurance premiums were down by 5%. Declines were driven by fewer renewals and first-year premiums in our Life Insurance segment. The pandemic’s direct impact on first-year premiums in our Life Insurance segment drove a decline of 41% versus Q2 2019. Despite the growing number of polices issued in June, first-year premiums lagged as lower face value policies were targeted while many of our markets remained in lockdown. Net investment income decreased by 3%, largely due to a decline in treasury yields and fixed maturity income.

We continue to employ process improvements to reduce expenses and fuel our transformation effort. Expenses declined by 7% in the second quarter reflecting better expense management of external audit and consulting expense.

Citizens ended the second quarter with approximately $1.8 billion in total assets, $52 million in cash and cash equivalents supported by new practices and digital and multicurrency payment capabilities implemented in the second quarter.

YTD Financial Highlights

•	Revenue down 4%—on a decrease in premiums and lower realized investment gains

•	Expenses down 13%—on lower audit, consulting and employee-related expenses

•	Total assets up 7%—$1.8 billion versus the same period last year

•	Stockholders’ equity increased 23%—on a change in unrealized gains on securities versus the same period last year

•	First-year premiums decrease 11% (13% in the Life Insurance Segment)

Net loss improved by $0.08 per share benefit from expense management and lower federal tax expense. Transformational improvements continued to support positive trends despite the COVID-19 pandemic impact late in the quarter. The adverse effect of the disruption in global financial markets, slower submitted applications, and higher claims in our Home Service segment affected second quarter results.

Revenue declined by 4% on a net realized gain in the prior year, and lower insurance premiums partially offset by strong portfolio returns. Excluding one-time adjustments in the prior year from a gain on the sale of the former corporate headquarters partially offset by a property write-down, year-to-date revenue decreased by 2%. This reduction was largely driven by lower insurance premiums. Net investment income increased by 3%, driven by a growing asset base derived from cash flows from our insurance operations.

We continue to employ process improvements to reduce expenses and fuel our transformation effort. After achieving compliance with regulatory requirements and addressing deficiencies in our internal control environment, we are benefiting from reductions in external audit fees and outside consulting fees. Also, employee-related expenses are down as a result of the timing of restricted stock vesting, a leaner executive team and increased efficiency in operations.

Citizens ended the second quarter with $1.8 billion in total assets, $52 million in cash and cash equivalents and no financial debt.

Selected Consolidated Financial Data

For the periods ended as of	Q2 2020	Q2 2019	YTD 2020	YTD 2019
Balance sheet data
Total assets	$1,812,936	$1,702,160	$1,812,936	$1,702,160
Total liabilities	1,523,143	1,465,728	1,523,143	1,465,728
Total stockholders’ equity	289,793	236,432	289,793	236,432
Life insurance in force	4,156,720	4,281,108	4,156,720	4,281,108

Operating items
Insurance premiums	$41,496	$43,804	$82,813	$86,268
Net investment income	14,915	15,315	30,084	29,111
Realized investment gains (losses)	1,448	(2,869)	142	3,092
Total revenues	58,341	56,866	114,063	119,272
Net income (loss) before federal income taxes	438	(3,323)	(1,797)	(1,315)
Net loss	(1,027)	(4,565)	(4,611)	(8,367)

Per share data
Book value per share	$5.75	$4.71	$5.75	$4.71
Basic and diluted loss per Class A share	(0.02)	(0.09)	(0.09)	(0.17)

Segment Operations

Our business is comprised of two operating business segments and other non-insurance enterprises as detailed below. Our insurance operations are the primary focus of the Company, as those operations generate most of our income.

Life Insurance

Our Life Insurance segment primarily issues ordinary whole life insurance and endowment policies in U.S. dollar-denominated amounts to foreign residents in more than 20 countries through independent marketing consultants.

Home Service Insurance

Our Home Service Insurance segment provides pre-need and final expense ordinary life insurance and annuities to middle- and lower-income individuals primarily in Louisiana, Mississippi, and Arkansas. Our policies in this segment are sold and serviced through a home service marketing distribution system and funeral homes utilizing employees and independent agents.

Other Non-Insurance Enterprises

Other Non-Insurance Enterprises primarily includes the Company’s IT and Corporate support functions, which are included in the table presentation below to properly reconcile the segment information with the consolidated financial statements of the Company.

For the periods ended as of	Q2 2020	Q2 2019	YTD 2020	YTD 2019
LIFE SEGMENT
Balance sheet data
Total assets	$1,331,873	$1,249,325	$1,331,873	$1,249,325

Operating items
Insurance premiums	$30,062	$32,140	$59,881	$63,054
Net investment income	11,345	11,612	22,825	21,781
Realized investment gains (losses)	391	68	1,126	5,525
Total revenues	42,280	44,434	84,838	91,157
Net income (loss) before federal income taxes	2,119	(119)	4,205	4,518

HOME SERVICE SEGMENT
Balance sheet data
Total assets	$402,566	$383,108	$402,566	$383,108

Operating items
Insurance premiums	$11,434	$11,664	$22,932	$23,214
Net investment income	3,256	3,325	6,588	6,411
Realized investment gains (losses)	924	152	(793)	636
Total revenues	15,614	15,142	28,745	30,263
Net income (loss) before federal income taxes	(26)	(335)	(2,171)	(669)

OTHER NON-INSURANCE ENTERPRISES
Balance sheet data
Total assets	$78,497	$69,727	$78,497	$69,727

Operating items
Insurance premiums	$—	$—	$—	$—
Net investment income	314	378	671	919
Realized investment gains (losses)	133	(3,089)	(191)	(3,069)
Total revenues	447	(2,710)	480	(2,148)
Net income (loss) before federal income taxes	(1,655)	(2,869)	(3,831)	(5,164)

About Citizens, Inc.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate”, “believe” “project” “intends,” “continue” or comparable words. Such forward-looking statements may relate to business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

FOR FURTHER INFORMATION CONTACT:

Investor Relations PR@citizensinc.com